EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.


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                                   ARTICLE I.
                                      NAME

     The name of the corporation is KEYSTONE CONSOLIDATED INDUSTIRES, INC. (the "Corporation").

                                   ARTICLE II.
                           REGISTERED OFFICE AND AGENT

     The address of the Corporation's registered office in the state of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, city of Wilmington, county of New Castle, state of Delaware 19808. The name of the Corporation's registered agent at such address is Corporation Service Company.

                                  ARTICLE III.
                                     PURPOSE

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware as it may be amended from time to time (the "DGCL").

                                   ARTICLE IV.
                                AUTHORIZED STOCK

     Section 4.1. Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is 11,001,000 shares, consisting of 11,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 1,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

I         Section 4.2. Common Stock. The rights of the holders of common stock shall be subject to the rights of holders of Preferred Stock and any other applicable provisions of this certificate of incorporation.

     Section 4.3. Preferred Stock. The board of directors is expressly authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the board of directors and as are not inconsistent with this certificate of incorporation or any amendment hereto, and as may be permitted by the DGCL.

     Section 4.4. Record Holders. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                   ARTICLE V.
                                    EXISTENCE

     The Corporation is to have perpetual existence.

                                   ARTICLE VI.
                                     BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the bylaws or adopt new bylaws.

                                  ARTICLE VII.
                            MEETINGS OF STOCKHOLDERS
                              BOOKS OF CORPORATION
                              ELECTION OF DIRECTORS

     Meetings of stockholders may be held within or without the state of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the state of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

                                  ARTICLE VIII.
                                 INDEMNIFICATION

     The Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the board of directors, indemnify all other persons from and against all expenses, liabilities or other matters and advance expenses to all persons whom it shall have the power to indemnify.

                                   ARTICLE IX.
                               DIRECTOR LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law, as the same exists or may hereafter be amended to further limit or eliminate such liability. Any repeal or modification of this ARTICLE by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE X.
                          CERTAIN BUSINESS COMBINATIONS

     The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the state of Delaware.

                                   ARTICLE XI.
                   SETTLEMENTS WITH CREDITORS OR STOCKHOLDERS

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the state of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE XII.
                                    AMENDMENT

     The Corporation shall have the right, subject to any express provisions or restrictions contained in this certificate of incorporation or bylaws of the Corporation, from time to time, to amend this certificate of incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this certificate of incorporation or any amendment thereof are conferred subject to such right.